Exhibit 99.1

PRESS RELEASE

Craig B. Spray Named Knoll, Inc. Chief Financial Officer

East Greenville, Pa, September 23, 2013 — Knoll, Inc., (NYSE:KNL), a leading manufacturer of branded furniture and textiles recognized for innovation and modern design named Craig B. Spray its new Senior Vice President and Chief Financial Officer, effective today. Mr. Spray succeeds Barry McCabe who in April 2013 announced his desire to retire after twenty-two years at Knoll.  Mr. McCabe will remain with the Company as Executive Vice President to assist with a transition period ending no later than February 28, 2014.

Prior to joining Knoll, Mr. Spray served as Executive Vice President and Chief Financial Officer of MasterBrand Cabinets, Inc., the kitchen and bath cabinetry subsidiary of Fortune Brands Home & Security, Inc.

Andrew Cogan, Knoll CEO, said, “We are pleased to have Craig join the Knoll team. He brings us extensive experience as a senior financial officer in complex multi-channel manufacturing and design driven businesses. We look forward to leveraging his expertise, which includes a strong track record in supply chain transformation and information systems technology, as we continue to focus on revenue growth and margin improvement over the long term.”

Prior to joining Fortune Brands, Mr. Spray, who earned a BS from Michigan State University and an MBA from Northwestern’s Kellogg School of Management, held various finance positions at Ford Motor Company; he has also served in Europe and the United States as a U.S. Navy project engineer.

“Throughout his career, Barry has provided us with strong financial oversight and strategic insight. Everyone at Knoll thanks him for his contributions throughout our business,” Mr. Cogan added.

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian’s Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Media:

David E. Bright
Senior Vice President, Communications
Tel 212 343-4135

dbright@knoll.com